Information Architects completes acquisition of TimerKing and finishes first installation

May 24 2010 FORT  LAUDERDALE, FL, Information Architects (otcpk: IACH) today announced that through their wholly owned subsidiary, IAGreen, it has completed the acquisition of all principal assets of CVGV, Inc., a New York corporation whose principal asset is TimerKing, a proprietary device which works on commercial pizza ovens to significantly reduce gas consumption. The company will market and distribute TimerKing through a newly formed subsidiary, Pizza Timer King.

CVGC designed and marketed Timer King an Energy Star Rated, energy efficient commercial and pizza oven timers. TimerKing products significantly reduce the energy usage of commercial pizza ovens and thereby qualify for the National Grid Utility Energy Efficiency Rebate Program. Currently, customers are receiving rebates of $1,000.00 for installing TimerKing energy saving timers, and thereafter realize the savings from lower monthly energy costs.

The company will market and distribute TimerKing through a newly formed subsidiary, “Pizza Timer King”. The company completed their first TimerKing installation on May 17, 2010.  It has been proven the TimerKing device can generate a substantial saving per month on the energy cost of the pizza oven for this pizzeria owner.

The company is in the process of building a sales force to distribute TimerKing throughout the greater New York Metropolitan area with a national roll out soon to follow. Pizza Timer King will also begin to expand current and new products to restaurants, bakeries, and foundries.

Commenting on the completion of this latest accusation, William Craig, IACH acting CEO commented, “With the dual incentive of the low cost to install thanks to the National Grid Grant Program, and other similar grants, and the immediate potential energy savings to the business owners who use TimerKing we are anticipating a strong response to our sales efforts.”

About IACH, Information Architects has re-identified itself as a distribution and marketing company through a number of distribution channels. IACH is focused in three major market segments:

1. Clean Tech through its wholly owned subsidiary IA Green,

2. Medical Devices,

3. Pet Products.

Over the last couple of months, IACH has identified several strategic acquisitions and senior management is dedicated to deploy its redefined business model. The company looks forward to updating its shareholders with these new and exciting opportunities in the upcoming weeks.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Information Architects Corporation disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies, and the purchasing activity or lack thereof by registered web mall members.

Contact:   Information Architects Investor Relations

                 Catalyst Advisors

                 954-925-4177

                 Info@catad.net

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